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                                                                    Exhibit 10.3

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") dated as of ________ ___, 1996 by and between Anthony A. DiTonno ("Employee"), Oclassen Pharmaceuticals, Inc., a Delaware corporation ("Company") and Watson Pharmaceuticals, Inc., a Delaware corporation ("Watson"). In consideration of the mutual covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

       1. Employment. Company hereby agrees to continue to employ Employee on the terms and conditions set forth below for a term commencing effective as of the date hereof, and Employee accepts such employment. Subject to the provisions of paragraphs 5 through 8 below, there is no employment term and such employment shall be at will. Nothing in this Agreement shall constitute a guaranteed term of employment.

       2. Position. Subject to the control and direction of Company's Board of Directors ("Board") and the President and Chief Executive Officer of the Company (the "President"), Employee shall perform all reasonable duties and services incident to his position as Vice President of Sales & Marketing of Company, and such other reasonable duties and services of an executive nature as may from time to time be assigned to him by the Board and the President.

       3. Loyalty. Employee agrees that during the period of his employment he will devote his full time and attention during regular business hours to the business and affairs of Company and its affiliates and will not, without the prior permission of the Board or the President, engage in any other business enterprise which requires the personal time or attention of Employee. The foregoing shall not prevent (i) the purchase, ownership or sale by Employee of investments or securities of any business which is not competitive and does not have any business relations with Company, Watson or any of their Affiliates (as defined herein) or (ii) the ownership of up to five percent (5%) of the issued capital stock of any publicly traded company, provided the time or attention devoted to such activities does not interfere with the performance of his duties hereunder. Employee further agrees that during the period of his employment, he will accept such directorships, executive offices and committee memberships in Company and/or Watson and their Affiliates to which he may from time to time be elected and will perform and render the duties and the services incidental thereto.

       4. Compensation. For the full, prompt and faithful performance of all of the duties and services to be performed by Employee hereunder, Company agrees to pay, and Employee agrees to accept, the amounts set forth below:

              (a) Base Salary. Employee shall receive a salary in the gross amount of $_______ per month, subject to such adjustments as the Board may, in its sole discretion, from time to time determine ("Base Salary"). Employee's Base Salary shall be payable (minus all lawful deductions) in accordance with Company's and Watson's policies regarding payment of salary to executive
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employees generally.

              (b) Benefits. Employee shall also receive such other fringe benefits as are made available to Company's or Watson's executives generally. In addition, Employee may participate in any retirement, profit sharing, incentive, insurance, major medical, health and hospitalization or similar benefits which may at any time be available to Company's or Watson's executives and employees. Employee's participation, including eligibility and level of benefits, in all benefit programs shall be controlled by plan documents, where applicable, or Company's or Watson's policies, practices and procedures where no plan documents exist; provided, however, that Employee shall be given full credit for eligibility, vesting or benefit accrual for the period of Employee's service with Company prior to the Merger (as defined below). Notwithstanding the foregoing, for a period of six months after the date of this Agreement, Company shall pay the insurance premiums otherwise payable by Employee with respect to participation by Employee and his dependents in Company's major medical, health, hospitalization and other insurance plans in effect as of the date hereof.

              (c) Expenses. Company agrees to reimburse Employee for all reasonable expenses incurred by him in providing services under this Agreement in accordance with its policies and practices regarding expense reimbursement then in effect.

              (d) Vacation. Employee shall be entitled to four weeks vacation per year in accordance with Company's policies applicable to its executives generally, which shall be taken at such time or times as shall be mutually determined by Company and Employee.

              (e) Bonus. Employee may receive a bonus, the amount of which is to be determined at the end of each calendar year during the Term in the sole discretion of the Board ("Bonus"). Employee's Bonus, if any, shall be payable (minus all lawful deductions) in accordance with Company's policies regarding payment of bonuses to executive employees generally.

              (f) Stock Options. Employee shall receive a stock option grant under the Watson Pharmaceuticals, Inc. 1991 Stock Option Plan (the "Plan") of 30,000 shares, such grant to be made on the effective date of the merger of Oclassen Pharmaceuticals, Inc. with Opalacq, Co., a wholly owned subsidiary of Watson (the "Merger"), at a price equal to the fair market value of Company's stock on the date of the grant. Such options shall vest ratably over a five-year period, subject to certain change-of-control provisions contained in the option agreement(s). Employee may receive any such additional stock option grants as are determined by the Compensation Committee of the board of directors of Watson in accordance with its policies regarding stock option grants to executive employees generally.

       5. Termination for Death, Disability or Cause. Company may terminate this Agreement and Employee's employment as follows:
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              (a) Death. In the event of the death of Employee, this Agreement shall terminate as of the date of death, and Company's sole obligation will be to pay to the estate of Employee Employee's Base Salary then unpaid through his last day worked.

              (b) Disability. In the event that Employee shall, because of physical or mental illness or incapacity, be unable to perform the duties and services to be performed by him under this Agreement for a consecutive period of three months or such shorter periods aggregating three months in any 12-month period ("Disability"), Company shall not be obligated to pay to Employee any compensation or benefits beyond the date of Disability or may, in its sole discretion, terminate this Agreement without any further obligation other than to pay Base Salary through the date of Disability.

              (c) Termination for Cause. Company may terminate Employee's employment for Cause. In the event Company elects to terminate Employee's employment for Cause, Company will pay Employee only him then current Base Salary then unpaid, computed to the last day worked.
"Cause" shall mean:

              (i) willful or gross failure by Employee to substantially perform his reasonable duties as assigned by Company;

              (ii) willful misconduct by Employee which is materially injurious to Company, monetarily or otherwise; or

              (iii) The material violation of a federal or state law or regulation applicable to the business of Company.

              (d) Other Termination. In the event Company terminates Employee for reasons other than death, Disability or Cause, and such termination is not related to a Change in Control (as defined below), Company will provide to Employee severance pay by continuing his Base Salary as of his last day worked for a period of one month for each year Employee has been employed by Company, to be paid minus all lawful deductions.

       6. Voluntary Termination by Employee. Employee may voluntarily terminate this Agreement and his employment as follows:

              (a) Retirement. Termination of Employee's employment based on "Retirement" shall mean termination in accordance with Company's retirement policy, including early retirement, generally applicable to its salaried employees (or, if there is none, the retirement policy of Watson generally applicable to its salaried employees).

              (b) Resignation. In the event Employee resigns his employment other than for "Good Reason" as defined below, Company shall only be responsible for paying Employee Base Salary and fringe benefits through Employee's last day worked.

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       7. Termination Relating To A Change in Control or For Good Reason. In the
event that Employee's employment is terminated due to a Change in Control (as defined below) or if Employee terminates his employment for Good Reason (as defined below), Company shall pay Employee the Change in Control Payment (as defined below).

              (a) Termination for Good Reason. Termination by Employee of his employment for "Good Reason" shall mean (i) a requirement that Employee relocate, except for office relocations that would not increase Employee's one-way commute distance by more than twenty-five (25) miles from the most recent principal residence selected by Employee prior to notice of relocation and except for required travel on Company and/or Watson business if such travel is substantially consistent with Employee's business travel obligations prior to the date hereof, or (ii) a termination by Employee, within twelve (12) months after a Change in Control, based on the occurrence, without Employee's express written consent, of any of the following events:

              (A) Any reduction by Company in Employee's Base Salary as in effect immediately prior to the Change in Control;

              (B) The failure by Company or Watson to continue in effect any bonus, benefit or compensation plan or arrangement, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, medical, health, dental, accident and disability plan in which Employee is participating at the time of the Change in Control, or plans providing Employee with substantially similar benefits (collectively, the "Benefit Plans"), or the taking of any action by Company or Watson which would adversely affect Employee's participation in or materially reduce Employee's benefits under any of such Benefit Plans; provided, however, that the amendment, modification or termination of any Benefit Plan as in effect at the time of a Change in Control on a basis which does not discriminate against Employee, or a class of employees of which Employee is a member (as opposed to all participants in such Benefit Plan), shall not constitute "Good Reason" for the termination by Employee of his employment pursuant to the terms of this paragraph 7;

              (C) Any material breach by Company or Watson of any provision of this Agreement; or

              (D) The failure by Company or Watson to obtain the assumption of this Agreement by any successor or assign of Company or Watson, as the case may be.

              (b) Change in Control. For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events:

              (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended [the "Exchange Act"]) (collectively, a "person") of Beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of twenty (20%)

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       percent or more of the then outstanding shares of common stock of Watson
       (collectively, the "Outstanding Common Stock"); provided, however, that the following shall not constitute a Change of Control:

                        (A) Any acquisition directly from Watson (excluding an
              acquisition by virtue of the exercise of a conversion privilege);

                        (B) Any acquisition by an Underwriter (as such term is
              defined in Section 2(11) of the Securities Act of 1933, as amended) for the purpose of making a public offering;

                        (C) Any acquisition by Watson; or

                        (D) Any acquisition by any employee benefit plan (or
              related trust) sponsored or maintained by Company or Watson or any corporation controlled by Company or Watson;

              (ii) The liquidation of all or substantially all of the assets of Company or Watson; or

              (iii) If within two (2) years of:

                        (A) The completion of a tender offer or exchange offer
              for the voting stock of Watson (other than a tender offer or exchange offer by Watson) or a proxy contest in connection with the election of members of the Board;

                        (B) A merger, consolidation, transfer or sale of twenty
              percent (20%) of the book value of the gross assets of Watson measured at the time of such merger, consolidation, transfer or sale in one (1) or more transactions;

                        (C) The acquisition by any person, directly or
              indirectly, of the Beneficial Ownership of securities of Watson representing twenty percent (20%) of the Outstanding Common Stock; or

                        (D) Any combination of the foregoing;

Dr. Allen Chao is not a member of the Board of Directors of Watson and a majority of the Board of Directors of Watson shall not consist of:

                                     (I) Persons who were directors of Watson on
              the date hereof; or

                                     (II) Persons who were elected or nominated
              for election as

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              directors with the approval of a majority of the persons referred to in paragraph 7(e)(iii)(D)(I) above or persons theretofore elected in accordance with this paragraph 7(e)(iii)(D)(II).

              (c) Change in Control Payment. If Employee's employment shall be terminated by Company (other than for Cause, Disability, Retirement or death) due to a Change in Control or by Employee for Good Reason, then Employee shall be entitled to a lump sum payment in a gross amount equal to Employee's Base Salary for a period of one month for each year Employee has been employed by Company (minus all lawful deductions).

              (d) No Mitigation. Employee shall not be required to mitigate the amount of any payment contemplated by this paragraph 7 (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

              (e) Oclassen Merger. Notwithstanding the foregoing, paragraph 7 of this Agreement shall not apply as a result of the merger between Company and Opalacq Co. ("Opalacq") pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, among Watson, Company and Opalacq.

       8. Severance Arrangements. If Employee's employment is terminated by Company (other than for Cause, Disability or death) or by Employee for Good Reason and the date of such termination occurs prior to December 14, 1999, Company and Employee shall enter into a consulting agreement (the "Consulting Agreement") pursuant to which (a) all options granted to Employee prior to the Merger and assumed by Watson in connection with the Merger shall continue to vest in accordance with the terms thereof, (b) all unvested options granted to Employee pursuant to Section 4(f) hereof shall terminate in accordance with the terms of the Plan, (c) Employee shall agree to provide up to 10 hours per month of consulting services to Company or Watson without charge during the term of the Consulting Agreement, and (d) Employee may provide additional consulting services to Company or Watson on terms (including payment terms) and at times agreed upon by Employee and Company or Watson, as the case may be. The Consulting Agreement will terminate on December 14, 1999.

       9. Inventions. Employee will, during the period of his employment, disclose to Company promptly and fully all Inventions made or conceived by him (either solely or jointly with others) including but not limited to Inventions which relate to the business of Company and Watson or Company's and Watson's actual or anticipated research or development, or result from any work performed by him for Company or Watson. All Inventions and all records related to Inventions, whether or not patentable, shall be and remain the sole and exclusive property of Company. "Inventions" means all inventions, discoveries, processes, improvements, developments and ideas, and all know-how related hereto. Employee hereby assigns and agrees to assign to Company all his rights to Inventions and any patents, trademarks, or copyrights which may be issued in respect to Inventions. Employee acknowledges that all work shall be work made for hire. During and

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after his employment, Employee will assist Company and Watson, as the case may be, without charge to Company or Watson but at either of their request and expense, to obtain and retain rights in Inventions, and will execute all appropriate documents at the request of Company or Watson.

              Employee understands that this paragraph 9 shall not apply to any invention for which no equipment, supplies, facilities, trade secret, or other confidential information of Company or Watson was used and which was developed entirely on his own time, and does not relate to the business of Company, its actual or anticipated research, and does not result from any work performed by him for Company or Watson.

       10. Non-Solicitation. Employee agrees that during the Term of his employment under this Agreement, and thereafter until the later of (i) the termination of the Consulting Agreement described in Section 8 hereof or (ii) nine months after termination of Employee's employment with Company, he will not, directly or indirectly:

              (i) Employ, hire, engage or be associated with any employee or other person then or during any part of the preceding twelve (12) months connected with Company, Watson or any of their Affiliates (as defined herein);

              (ii) Induce any person connected with or employed by Company, Watson or any of its Affiliates to leave the employ of such entities; or

              (iii) Solicit the employment of any such person on his own behalf or on behalf of any other business enterprise.

              The provisions of this paragraph 10 shall survive the termination or expiration of this Agreement.

       11. Non-Competition. As an inducement for Watson to enter into the Merger Agreement, issue shares of common stock of Watson in exchange for all of the shares of capital stock of Company owned by Employee and in consideration of Watson entering into this Agreement, including, without limitation, the provisions relating to severance benefits contained in paragraphs 5, 7 and 8 hereof, Employee agrees that:

              (a) from and after the date hereof and continuing for the lesser of (i) the longest time permitted by applicable law, or (ii) the later of
       (1) the termination of the Consulting Agreement described in Section 8 hereof or (2) nine months after termination of Employee's employment with Company and/or Watson (the "Restrictive Period"), Employee shall not do any one or more of the following, directly or indirectly:

                        (A) anywhere in the United States, its territories or
              possessions or any other country in the world where Company has sold products within the twelve (12)

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              month period prior to the date hereof, engage or participate in, or assist, advise or be connected with (including as an owner, partner, shareholder, consultant, director, officer or employee or (without limitation by the specific enumeration of the foregoing) otherwise) any person, entity or business enterprise involved in the development, manufacture, sale or marketing of dermatological products for the treatment of skin disease; provided, however, that the ownership of up to five percent (5%) of the issued capital stock of any publicly traded company by itself shall not constitute a violation of any provision of this paragraph 11; or

                        (B) solicit, attempt to solicit or aid in the
              solicitation of any customer of Company which has been a customer of Company during the Restrictive Period or within the twelve (12) month period prior to the date hereof, to purchase from any source other than Company, Watson or their Affiliates any product or service which could be supplied or performed, as the case may be, by Company, Watson or any of their Affiliates.

As used herein, an "Affiliate" shall mean and include any person or entity which controls a party, which such party controls or which is under common control with such party. "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise. The provisions of this paragraph 11 shall survive the termination of this Agreement.

       12. Confidential Information. Employee recognizes and acknowledges that various kinds of confidential and proprietary information and trade secrets, including but not limited to product specifications and lists of Company's and Watson's customers and vendors, as they may exist from time to time, are valuable, special and unique assets of Company's and Watson's business. Employee will not, during or after his employment, except in accordance with his employment by Company and Watson, disclose or cause or permit to be disclosed any confidential or proprietary information or trade secrets of Company or Watson to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of Company or as otherwise be required by law or legal process. The provisions of this paragraph 12 shall survive the termination of this Agreement.

       13. Remedies. In the event that Employee shall violate any provision of paragraphs 9, 10, 11 or 12 above, then Employee hereby agrees that Company and/or Watson shall be entitled to a temporary or permanent injunction against him by any court of competent jurisdiction prohibiting him from violating such provision. In any proceeding for an injunction and upon any motion for a temporary or permanent injunction, Employee agrees that his ability to answer in damages shall not be a bar or interposed as a defense to the granting of such temporary or permanent injunction against Employee. Employee further agrees that Company and/or Watson will not have an adequate remedy at law in the event of any breach by Employee hereunder and that Company and/or Watson will suffer irreparable damage and injury if Employee breaches any of the provisions of paragraphs 9 through 12 above. The provisions of this paragraph 13 shall survive the termination or expiration of this Agreement.

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       14. Notices. Notices and all other communications contemplated by this
Agreement shall be in writing and shall be deemed to have been duly given when received at the address specified herein. In the case of Employee, notices shall be delivered to him at the home address which he has most recently communicated to Company in writing. In the case of Company or Watson, notices shall be delivered to Watson's corporate headquarters, and all notices shall be directed to the attention of its Chairman.

       15. Modification and Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of Company (other than Employee) and Watson. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

       16. Complete Agreement. This Agreement supersedes all previous agreements between Watson and Company, on one hand, and Employee, on the other hand, with respect to the subject matter hereof. No agreements, representations or understandings (whether oral or written and whether expressed or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

       17. No Assignment. No right, benefit or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

       18. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with and subject to, the laws of the State of California applicable to Agreements made and to be performed entirely within such State, as to all matters governed by state law or, if controlling, by applicable federal law.

       19. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

       20. Guarantee. Watson hereby agrees to guarantee all payments due to Employee hereunder by Company.

       21. Arbitration. Except as otherwise provided above, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Orange County, California. Selection of the arbitrator and conduct of the arbitration shall be in accordance with the commercial arbitration rules of the American Arbitration Association then in

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effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded. Each party shall bear its own costs and legal fees in any arbitration. The cost of the arbitrator and related expenses shall be shared equally by the parties.

       22. Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes, unless specifically set forth herein to the contrary.

       23. Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one (1) and the same instrument.

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       IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of Company by its duly authorized officer, as of the day and year first above written.


WATSON PHARMACEUTICALS, INC.                OCLASSEN PHARMACEUTICALS, INC.


By: ______________________________          By:________________________________
Its:______________________________          Its:________________________________




                         ------------------------------
                               Anthony A. DiTonno

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